Exhibit 99(a)

FOR IMMEDIATE RELEASE

REGENERON REPORTS FOURTH QUARTER AND FULL YEAR 2003 FINANCIAL AND OPERATING
RESULTS

Tarrytown, New York (February 23, 2004) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the fourth quarter and year ended December 31, 2003.

Regeneron reported a net loss of $19.4 million, or $0.35 per share, for the fourth quarter of 2003 compared with a net loss of $35.7 million, or $0.81 per share, for the fourth quarter of 2002. The Company reported a net loss of $107.5 million, or $2.13 per share, for the full year 2003 compared with a net loss of $124.4 million, or $2.83 per share, in 2002.

At December 31, 2003, cash, marketable securities, and restricted marketable securities totaled $366.6 million compared with $295.2 million at December 31, 2002.

Regeneron’s total revenue increased to $21.3 million in the fourth quarter of 2003 from $4.9 million in the same period of 2002. The Company’s total revenue for the full year 2003 increased to $57.5 million from $22.0 million in 2002. The increase in revenue is attributable to higher contract research and development revenue resulting from the recognition of $16.0 million of revenue for the fourth quarter of 2003 and $35.7 million for the full year 2003 related to both our collaboration with Aventis Pharmaceuticals Inc. on the VEGF Trap, which began in the third quarter of 2003, and our collaboration with Novartis Pharma AG on the IL-1 Trap, which began in the first quarter of 2003. The Company recognizes revenue in connection with these collaborations in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. As a result, $98.5 million of non-refundable payments received as of December 31, 2003 in connection with the Aventis and Novartis collaborations has been deferred and will be recognized as revenue in future periods.

Contract manufacturing revenue relates to Regeneron’s long-term manufacturing agreement with Merck & Co., Inc. The Company recognizes revenue and the related manufacturing expense as product is shipped to Merck. Contract manufacturing revenue was $2.2 million in both the fourth quarter of 2003 and 2002. Contract manufacturing revenue decreased to $10.1 million for the full year 2003 from $11.1 million in 2002, due primarily to receipt of a non-recurring $1.0 million payment from Merck in the third quarter of 2002.

Total operating expenses for the fourth quarter of 2003 were $38.4 million, 3 percent lower than the same period in 2002. For the full year 2003, total operating expenses rose 9 percent from the prior year to $157.5 million. Research and development (R&D) expenses decreased to $33.3 million in the fourth quarter of 2003 from $34.5 million in the comparable quarter of 2002, primarily due to a decline in development expenses for the Company’s AXOKINE® program, partially offset by increased development expenses for the VEGF Trap. For the full year 2003, R&D expenses increased 9 percent to $136.0 million compared with 2002, primarily due to higher expenses for the VEGF Trap and IL-1 Trap development programs.

Contract manufacturing expense, which relates to the Merck agreement, decreased to $0.9 million in the fourth quarter of 2003 from $1.7 million in the comparable quarter of 2002, primarily because of reduced product inventory reserves. Contract manufacturing expense for the full year 2003 increased slightly to $6.7 million from $6.5 million in 2002. General and administrative expenses increased to $4.2 million in the fourth quarter of 2003 from $3.4 million in the comparable quarter of 2002, and $14.8 million for the full year 2003 from $12.5 million in 2002, primarily due to increased administrative costs required to support the Company’s expanding development pipeline, higher insurance costs, and expenses for external service providers.

Investment income declined in the fourth quarter and for the full year 2003 compared with prior year periods due to lower effective interest rates on investment securities and lower levels of interest-bearing investments in the first three quarters of 2003. Interest expense increased slightly in the fourth quarter and full year 2003 compared with the same periods in 2002. Interest expense is attributable primarily to $200.0 million of convertible notes issued in October 2001, which mature in 2008 and bear interest at 5.5% per annum.

Per share amounts are based on the weighted average number of shares of the Company’s Common Stock and Class A Stock outstanding. For the year ended December 31, 2003, the weighted average number of shares outstanding increased to 50.5 million shares compared with 43.9 million shares in the same period last year, due primarily to the sale of 7.5 million and 2.8 million shares of the Company’s common stock to Novartis and Aventis, respectively, in 2003.

About Regeneron

Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, rheumatoid arthritis, obesity, and asthma and has preclinical programs in other diseases and disorders.

This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002 and the Form 10-Q for the quarter ended September 30, 2003. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.

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Contacts:
Charles Poole	Lauren Tortorete
Vice President, Investor Relations	Biosector2
charles.poole@regeneron.com	ltortorete@biosector2.com
(914) 345-7640	(212) 845-5609

Additional information about Regeneron and recent news releases are available on Regeneron’s Worldwide Web Home Page at www.regeneron.com

REGENERON PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31,

	2003	2002

ASSETS
Cash, marketable securities and restricted marketable securities	$366,566	$295,246
Receivables	15,529	4,017
Inventory	9,006	6,831
Property, plant and equipment, net	80,723	76,825
Other assets	7,731	8,655

Total assets	$479,555	$391,574

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$18,933	$30,309
Deferred revenue	109,003	15,134
Notes payable	200,000	200,000
Other liabilities	13,976	150
Stockholders’ equity	137,643	145,981

Total liabilities and stockholders’ equity	$479,555	$391,574

REGENERON PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	For the three months		For the year
	ended December 31,		ended December 31,

	2003	2002	2003	2002

Revenues
Contract research and development	$19,121	$2,709	$47,366	$10,924
Contract manufacturing	2,151	2,203	10,131	11,064

	21,272	4,912	57,497	21,988

Expenses
Research and development	33,267	34,480	136,024	124,953
Contract manufacturing	907	1,726	6,676	6,483
General and administrative	4,237	3,365	14,785	12,532

	38,411	39,571	157,485	143,968

Loss from operations	(17,139)	(34,659)	(99,988)	(121,980)

Other income (expense)
Investment income	868	1,759	4,462	9,462
Interest expense	(3,106)	(2,793)	(11,932)	(11,859)

	(2,238)	(1,034)	(7,470)	(2,397)

Net loss	($19,377)	($35,693)	($107,458)	($124,377)

Net loss per share amounts, basic and diluted	($0.35)	($0.81)	($2.13)	($2.83)

Weighted average number of Common and Class A shares outstanding: basic and diluted	55,183	43,984	50,490	43,918